Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
Chief Financial Officer
And Treasurer
503-653-4573
Release:	Immediately

Blount Announces Pricing of Secondary Offering of Common Stock

Portland, OR, December 15, 2004. Blount International, Inc. (NYSE: BLT) today announced the pricing of a secondary public offering of 10,000,000 shares of its common stock at $16.50 per share.  In addition, the selling stockholders have granted the underwriters an option to purchase up to 1,500,000 additional shares of common stock to cover over-allotments, if any.  The selling stockholders in this offering are Lehman Brothers Merchant Banking Partners II L.P. and certain of its affiliates and Teachers Insurance and Annuity Association of America.  The selling stockholders will receive all of the net proceeds from the sale of the shares.

The shares are being offered pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”).  A final prospectus supplement relating to these shares will be filed with the SEC.

Lehman Brothers Inc. and J.P. Morgan Securities Inc. were joint book-running lead managers of the offering; UBS Securities LLC was joint-lead manager; and Robert W. Baird & Co. Incorporated served as co-manager.

A copy of the final prospectus supplement relating to this offering may be obtained, when available, from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717 (telephone no. 631-254-7106) or J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10018 (telephone no. 212-552-5164).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower, and Industrial and Power Equipment.  Blount International, Inc. sells its products in more than 100 countries around the world.